Contact:

Mark Land - Director of Public Relations
(317) 610-2456
mark.d.land@cummins.com

For Immediate Release

April 30, 2008

Cummins sales and earnings surge on strong global demand across all business segments

COLUMBUS, IND. - Cummins Inc. (NYSE: CMI) today reported significantly higher revenues, net income and Earnings Before Interest and Taxes (EBIT) for the first quarter of 2008. All four business segments reported double-digit percentage sales increases during the quarter, with earnings growing at an even faster pace than sales.

Sales of $3.47 billion were 23 percent higher than $2.82 billion in the first quarter 2007, due to a 25 percent increase in both the Engine and Components segments, a 44 percent increase in the Distribution business and a 17 percent rise in Power Generation sales.

Net income rose 33 percent to $190 million, or 97 cents per share, compared to $143 million, or 71 cents per share, during the same period in 2007. EBIT of $315 million, or 9.1 percent of sales, was 30 percent higher than $243 million (8.6 percent of sales) a year ago.

Cummins showed strength across all its business segments, both in the U.S. and in key international markets.  Particularly strong performance in international markets - which accounted for 57 percent of the Company's sales in the quarter - helped offset rising commodity prices and sluggishness in some U.S. consumer-related markets such as pick-up truck engines, recreational vehicle products and recreational marine engines.

"Our strong performance in the first quarter, which came in the face of considerable economic uncertainty in the U.S., is further proof that our diversification and growth strategies are working," said Cummins Chairman and Chief Executive Officer Tim Solso. "While we are monitoring the U.S. economy closely, we intend to continue investing in opportunities around the world to fuel further growth in the future."

Based on the Company's performance in the first quarter and the outlook for the remainder of the year, Cummins affirmed its previous forecasts for revenues to grow by at least 12 percent from 2007 and that it expects to achieve its EBIT target of 10 percent of sales for the full year.

The Company also reiterated its plans to invest between $550 and $600 million in capital expenditures globally, mostly to fund new product initiatives and to create product capacity in a multitude of global  markets where emissions standards are changing.

First-quarter demand was particularly strong for medium-duty truck engines in the United States; for commercial generator sets in India, the United Kingdom, Asia and the Middle East; and for turbochargers and exhaust aftertreatment products in North America and Europe. In addition, the Company's distribution business saw considerable growth in Europe, the Middle East and Asia Pacific.

In addition, the Company's joint venture earnings increased 86 percent from the same period in 2007. The improvement was primarily driven by strength in emerging markets such as China and India, and at the Company's North American distributors.

Sales growth was led by the Engine business, the Company's largest business segment. Heavy-duty and medium-duty truck engine shipments increased 36 percent and 68 percent, respectively, primarily due to increased market share in North America.

Through February, the latest month for which statistics are available, Cummins owned a market-leading share of 43 percent of the North American Class 8 truck engine market - compared to 28 percent at the same time last year. Cummins' share of the Class 7 medium-duty truck market was 55 percent through February, compared to 23 percent at the same time in 2007.

As another sign of the Company's strong financial performance, Standard & Poor's upgraded Cummins' investment-grade debt rating to 'BBB' from 'BBB-' in March. In its announcement of the upgrade, the agency cited "improved operating performance over the past several years  - including during the expected emissions-related downturn in (North American) heavy-duty truck demand in 2007 - combined with significant on- and off-balance-sheet debt reduction, reflective of moderate financial policies."

First quarter details

Engine Segment
Sales of $2.21 billion were 25 percent higher than $1.77 billion for the same period in 2007. Segment EBIT increased 52 percent to $194 million, or 8.8 percent of sales, from $128 million (7.3 percent of sales).  In addition to sales gains in the heavy- and medium-duty markets, sales to the commercial marine engine market rose 77 percent from 2007. Those gains, and others, more than offset a 20 percent drop in light duty automotive sales.

Power Generation
Sales increased 17 percent to $787 million from $675 million in the first quarter of 2007. Segment EBIT of $78 million (9.9 percent of sales), rose slightly from $77 million (11.4 percent of sales).

Commercial generator sales rose 23 percent, led by strong gains in Europe/U.K., India and the Middle East. Alternator sales increased 18 percent, while consumer sales fell 16 percent, primarily due to softness in the recreational vehicle market.

Components
Sales increased 25 percent to $820 million from $657 during the same period in 2007. Segment EBIT rose 54 percent to $37 million, or 4.5 percent of sales, from $24 million (3.7 percent of sales). Sales gains were led by a 49 percent increase in the Company's turbocharger business and a 63 percent increase in Emission Solutions.

The turbocharger business saw significant improvement in both sales and profit contribution to the segment. Two of the segment's businesses - filtration and fuel systems - performed at or above expectations. The Emission Solutions business remains an area of focus as the Company works to improve its profitability as sales continue to increase.

Distribution
Sales of $445 million were 44 percent higher than $309 million for the same period in 2007, led by strong engine and power generation sales in Europe, the Middle East and Asia Pacific.  Segment EBIT rose 26 percent to $49 million (11 percent of sales) from $39 million (12.6 percent of sales) in 2007.

Much of the improvement in sales came from organic growth in markets around the world and the acquisition of a distributor business in the United States during the first quarter of 2008, which accounted for approximately one-fourth of the year-over-year quarterly sales growth.  Additionally, joint venture income rose 47 percent, led by strong performance at the Company's North American distributors.

About Cummins
Cummins Inc., a global power leader, is a corporation of complementary business units that design, manufacture, distribute and service engines and related technologies, including fuel systems, controls, air handling, filtration, emission solutions and electrical power generation systems. Headquartered in Columbus, Indiana, (USA) Cummins serves customers in approximately 190 countries and territories through a network of more than 500 company-owned and independent distributor locations and approximately 5,200 dealer locations. Cummins reported net income of $739 million on sales of $13.05 billion in 2007. Press releases can be found on the Web at www.cummins.com.

Presentation of Non-GAAP Financial Information
EBIT is a non-GAAP measure used in this release.  EBIT is defined and reconciled to what management believes to be the most comparable GAAP measure in a schedule attached to this release. Cummins presents this information as it believes it is useful to understanding the Company's operating performance, and because EBIT is a measure used internally to assess the performance of the operating units.

Webcast information Cummins management will host a teleconference to discuss these results today at 10 a.m. EDT. This teleconference will be webcast and available on the Investor Relations section of the Cummins website at www.cummins.com. Participants wishing to view the visuals available with the audio are encouraged to sign-in a few minutes prior to the start of the teleconference.

Forward-looking disclosure statement
Information provided in this release that is not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategies regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins Securities and Exchange Commission filings.

CUMMINS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited) (a)

	Three months ended
	March 30,	April 1,	December 31,
	2008	2007	2007
	Millions (except per share amounts)
NET SALES	$3,474	$2,817	$3,516
Cost of sales	2,767	2,265	2,834
GROSS MARGIN	707	552	682

OPERATING EXPENSES AND INCOME
Selling, general and administrative expenses	351	283	359
Research, development and engineering expenses	103	80	93
Equity, royalty and interest income from investees	67	36	59
Other operating (expense) income, net	(1)	(2)	13

OPERATING INCOME	319	223	302

Interest income	6	11	9
Interest expense	11	16	14
Other (expense) income, net	(10)	9	13
INCOME BEFORE INCOME TAXES AND MINORITY INTERESTS	304	227	310

Income tax expense	102	75	97
Minority interest in income of consolidated subsidiaries	12	9	15
NET INCOME	$190	$143	$198

EARNINGS PER COMMON SHARE
Basic	$0.97	$0.72	$1.01
Diluted	$0.97	$0.71	$1.00

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	195.1	200.0	195.7
Diluted	196.4	201.1	197.5

CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.125	$0.09	$0.125

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited) (a)

	March 30,	December 31,
	2008	2007
	Millions, (except par value)
ASSETS
Current assets
Cash and cash equivalents	$446	$577
Marketable securities	108	120
Accounts and notes receivable, net	2,224	1,998
Inventories	1,877	1,692
Deferred income taxes	288	276
Prepaid expenses and other current assets	189	152
Total current assets	5,132	4,815
Long-term assets
Property, plant and equipment	4,377	4,313
Accumulated depreciation	(2,705)	(2,668)
Property, plant and equipment, net	1,672	1,645
Investments and advances related to equity method investees	588	514
Goodwill and other intangible assets, net	555	538
Deferred income taxes and other assets	678	683
Total assets	$8,625	$8,195
LIABILITIES
Current liabilities
Current portion of long-term debt and loans payable	$119	$119
Accounts payable (principally trade)	1,454	1,263
Current portion of accrued product warranty	347	337
Accrued compensation, benefits and retirement costs	286	441
Other accrued expenses	656	551
Total current liabilities	2,862	2,711
Long-term liabilities
Long-term debt	578	555
Pensions and other postretirement benefits	629	633
Other liabilities and deferred revenue	635	594
Total liabilities	4,704	4,493
MINORITY INTERESTS	313	293
SHAREHOLDERS' EQUITY
Common stock, $2.50 par value, 300 shares authorized, 203.1 and 220.4 shares issued	1,726	1,719
Retained earnings	2,820	2,660
Treasury stock, at cost, 18.4 and 18.2 shares	(603)	(593)
Common stock held by employee benefits trust, at cost, 6.5 and 6.5 shares	(79)	(79)
Unearned compensation	(8)	(11)
Accumulated other comprehensive loss
Defined benefit postretirement plans	(373)	(378)
Other	125	91
Total accumulated other comprehensive loss	(248)	(287)
Total shareholders' equity	3,608	3,409
Total liabilities, minority interests and shareholders' equity	$8,625	$8,195

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (a)

	Three months ended
	March 30,	April 1,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES	Millions
Net income	$190	$143
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	75	68
Net loss on disposal of property, plant and equipment	-	2
Deferred income taxes	(7)	31
Equity in earnings of investees, net of dividends	(39)	(12)
Minority interest in income of consolidated subsidiaries	12	9
Pension expense	18	24
Pension contributions	(17)	(61)
Other post-retirement benefits expense, net of cash payments	(6)	(1)
Stock-based compensation expense	8	6
Excess tax benefits on stock-based awards	(10)	(9)
Translation and hedging activities	6	(5)
Changes in current assets and liabilities, net of acquisitions and dispositions:
Accounts and notes receivable	(193)	(153)
Inventories	(165)	(165)
Other current assets	(5)	(6)
Accounts payable	164	126
Accrued expenses	(23)	(140)
Changes in long-term liabilities	25	15
Other, net	4	15
Net cash provided by (used in) operating activities	37	(113)
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(90)	(48)
Investments in internal use software	(14)	(13)
Proceeds from disposals of property, plant and equipment	1	2
Investments in and advances to equity investees	(20)	(17)
Acquisition of businesses, net of cash acquired	(29)	(20)
Investments in marketable securities-acquisitions	(60)	(68)
Investments in marketable securities-liquidations	69	94
Other, net	(9)	(3)
Net cash used in investing activities	(152)	(73)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings	42	4
Payments on borrowings and capital lease obligations	(47)	(101)
Net borrowings under short-term credit agreements	14	(2)
Distributions to minority shareholders	(6)	(6)
Dividend payments on common stock	(25)	(19)
Repurchases of common stock	(11)	(13)
Excess tax benefits on stock-based awards	10	9
Other, net	1	(7)
Net cash used in financing activities	(22)	(135)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	6	2
Net decrease in cash and cash equivalents	(131)	(319)
Cash and cash equivalents at beginning of year	577	840
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$446	$521

(a) Prepared on an unaudited basis in accordance with accounting principles generally accepted in the United States of America.

CUMMINS INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited)

	Engine	Power Generation	Components	Distribution	Non-segment items (1)	Total
	Millions
Three months ended March 30, 2008
External sales	$1,885	$581	$567	$441	$-	$3,474
Intersegment sales	324	206	253	4	(787)	-
Total sales	2,209	787	820	445	(787)	3,474
Depreciation and amortization (2)	44	11	15	4	-	74
Research, development and engineering expense	70	10	23	-	-	103
Equity, royalty and interest income from investees	33	5	4	25	-	67
Interest income	3	1	1	1	-	6
Segment EBIT	194	78	37	49	(43)	315

Three months ended April 1, 2007
External sales	$1,522	$531	$455	$309	$-	$2,817
Intersegment sales	243	144	202	-	(589)	-
Total sales	1,765	675	657	309	(589)	2,817
Depreciation and amortization (2)	41	10	14	2	-	67
Research, development and engineering expense	52	8	20	-	-	80
Equity, royalty and interest income from investees	17	3	(1)	17	-	36
Interest income	8	2	1	-	-	11
Segment EBIT	128	77	24	39	(25)	243

Three months ended December 31, 2007
External sales	$1,862	$645	$542	$467	$-	$3,516
Intersegment sales	293	195	235	1	(724)	-
Total sales	2,155	840	777	468	(724)	3,516
Depreciation and amortization (2)	44	11	16	3	-	74
Research, development and engineering expense	63	9	21	-	-	93
Equity, royalty and interest income from investees	26	5	3	25	-	59
Interest income	6	2	1	-	-	9
Segment EBIT	120	86	47	56	15	324

(1) Includes intersegment sales and profit in inventory eliminations and unallocated corporate expenses.

(2) Depreciation and amortization as shown on a segment basis excludes the amortization of debt discount that is included in the Condensed Consolidated Statements of Income as Interest expense.

A reconciliation of our segment information to the corresponding amounts in the Condensed Consolidated Statements of Income is shown in the table below:

	Three months ended
	March 30,	April 1,	December 31,
	2008	2007	2007
	Millions
Segment EBIT	$315	$243	$324
Less:
Interest expense	11	16	14
Income before income taxes and minority interests	$304	$227	$310

CUMMINS INC. AND SUBSIDIARIES
FINANCIAL MEASURES THAT SUPPLEMENT GAAP
(Unaudited)

Earnings before interest, taxes and minority interests (EBIT)

We define EBIT as earnings before interest expense, income taxes and minority interest in income of consolidated subsidiaries.  We use EBIT to assess and measure the performance of our operating segments and also as a component in measuring our variable compensation programs.  Below is a reconciliation of EBIT, a non-GAAP financial measure, to our consolidated net income, for each of the applicable periods:

	Three Months Ended
	March 30,	April 1,	December 31,
	2008	2007	2007
	Millions
Earnings before interest expense, income taxes and minority interests	$315	$243	$324

EBIT as a percentage of net sales	9.1%	8.6%	9.2%

Less:
Interest expense	11	16	14
Income tax expense	102	75	97
Minority interest in income of consolidated subsidiaries	12	9	15
Net income	$190	$143	$198

Net income as a percentage of net sales	5.5%	5.1%	5.6%

We believe EBIT is a useful measure of our operating performance for the periods presented as it illustrates our operating performance without regard to financing methods, capital structure or income taxes.  This measure is not in accordance with, or an alternative for, accounting principles generally accepted in the United States of America (GAAP) and may not be consistent with measures used by other companies.  It should be considered supplemental data.